Exhibit 99.1

CONTACT:

Caroline Loewy

Chief Financial Officer

Corcept Therapeutics

650-688-8783

cloewy@corcept.com

www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES

RECENT HIGHLIGHTS

AND THIRD QUARTER 2009 FINANCIAL RESULTS

MENLO PARK, Calif., (November 10, 2009) — Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders, today reported on recent development highlights and financial results for the third quarter ended September 30, 2009.

“We continued to advance all of our programs during the third quarter. We enrolled patients in our Phase 3 trial of CORLUX® in Cushing’s Syndrome, a disease with a significant unmet medical need, with the goal of completing enrollment by year-end and announcing pivotal data in mid-2010. We have also enrolled patients in our Phase 3 trial of CORLUX in psychotic depression, another serious illness for which there is no FDA-approved treatment,” said Joseph K. Belanoff, M.D., Chief Executive Officer of Corcept. “We are nearing completion of work supporting our Investigational New Drug (IND) application for our lead selective GR-II antagonist, CORT 108297, which we have been evaluating for the mitigation of weight gain and metabolic disturbances associated with the use of antipsychotic medications. Finally, with the closing of our financing in October, we now have sufficient capital to operate the company through the end of 2010.”

Recent Highlights

During the third quarter and early fourth quarter, we have continued to execute on our strategy to move CORLUX toward the market, demonstrate its potential in two key indications, generate proof of concept data for our next-generation selective GR-II antagonists and secure financial resources to fund our operations through the achievement of key milestones. During the period, we:

•	Enrolled patients in our 50-patient open-label Phase 3 trial of CORLUX in patients with Cushing’s Syndrome, which is being conducted at leading institutions throughout the United States.

•

Raised gross proceeds of $18 million in a private placement of our stock and warrants, providing sufficient capital to support our operations through year-end 2010, by which time we plan to submit a New Drug Application (NDA) for CORLUX for Cushing’s Syndrome. Existing investors, including Longitude Capital, Sutter Hill Ventures and Alta Partners, participated in this financing and were joined by new investors, including Federated Kauffman Funds.

•	Began preparations for the commercialization of CORLUX in the United States. Management has begun to evaluate the most effective way to make this potential treatment available to patients.

•

Enrolled patients in our double-blind placebo controlled Phase 3 trial of CORLUX in patients with psychotic depression. We have completed the previously announced reduction in spending on this trial to conserve our resources and are conducting the trial at eight clinical sites.

•

Presented positive results from studies of CORLUX and one of our next generation selective GR-II antagonists, CORT 108297, at the International Society of Psychoneuroendocrinology (ISPNE) and the World Congress of Biological Psychiatry (WFSBP) annual meetings. These data demonstrated the potential of GR-II antagonists to prevent weight gain and reduce abdominal fat, fasting insulin, and triglycerides associated with the use of antipsychotic medication widely used for the treatment of schizophrenia and bipolar disorder.

Third Quarter Financial Results

For the third quarter of 2009, we reported a net loss of $4.7 million, or $0.09 per share, compared to a net loss of $5.6 million, or $0.11 per share, for the third quarter of 2008.

As of September 30, 2009, we had cash, cash equivalents and marketable securities of $10.7 million. The total cash used in the company’s operating activities for the first nine months of 2009 was $13.6 million. We completed a private placement of stock and warrants generating $18.0 million of gross proceeds in October, after the end of the quarter.

Total operating expenses decreased to $4.7 million for the third quarter of 2009, from $5.0 million for the same period in 2008. Research and development expenses decreased to $3.1 million for the third quarter of 2009, from $3.3 million for the same period in 2008. Increased spending on the clinical trial of CORLUX for the treatment of Cushing’s Syndrome and for development of our new selective GR-II antagonists was offset by decreased spending associated with the clinical trial for the treatment of the psychotic features of psychotic depression.

General and administrative expenses decreased to $1.5 million for the third quarter of 2009, from $1.7 million for the same period in 2008, attributable to a decrease in legal costs that were partially offset by increases in staffing and consultancy expenses.

There were no significant other non-operating expenses in 3Q 2009.

Outlook for the Remainder of 2009

We expect continued progress in the development of CORLUX and our series of selective GR-II antagonists during the remainder of 2009. Our goal remains the completion of enrollment in our Phase 3 pivotal trial of CORLUX in Cushing’s Syndrome by the end of 2009, generating data from the trial in mid-2010. The FDA granted us Orphan Drug Designation for CORLUX for the treatment of endogenous Cushing’s Syndrome, which provides seven years of marketing exclusivity from the date of approval, as well as potential tax credits related to product development expenses.

We continue to enroll patients in our Phase 3 trial in psychotic depression. In the first quarter of this year, due to the relatively high cost of this program and length of the trial, we scaled back spending, reduced the number of clinical sites to eight and extended the timeline for completion of this trial.

Based on the positive results from several preclinical studies of our next-generation selective GR-II antagonist, CORT 108297, for the mitigation of weight gain and related metabolic disturbances, as well as positive proof-of-concept data with CORLUX in humans, we plan to submit an IND for CORT 108297 by year-end and initiate a Phase 1 study in the first quarter of 2010.

“We continue to focus on moving our program for CORLUX towards an NDA submission for the treatment of Cushing’s Syndrome and putting plans in place for the commercialization of CORLUX, while advancing our other programs in a cost effective manner,” added Dr. Belanoff. “We anticipate that our current cash balance is sufficient to operate the company through the end of 2010, including, subject to the results of our clinical trial, our CORLUX NDA submission,” said Caroline Loewy, Chief Financial Officer of Corcept.

About Cushing’s Syndrome

Cushing’s Syndrome is caused by prolonged exposure of the body’s tissues to high levels of the hormone cortisol. Cushing’s Syndrome is an orphan indication which most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients in the US. An estimated 20,000 patients in the US have Cushing’s Syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are common. Cushing’s Syndrome can affect every organ system in the body and can be lethal if not treated effectively. There is no FDA-approved treatment for Cushing’s Syndrome.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Weight Gain Associated with Antipsychotic Medications

The group of medications known as atypical antipsychotics, including olanzapine, risperidone, clozapine and quetiapine, are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and carry a warning label relating to treatment emergent hyperglycemia and diabetes mellitus. Weight gain and alterations in metabolic efficiency have been observed for many years in patients with abnormally high circulating cortisol. There is no FDA-approved treatment for the weight gain associated with the use of antipsychotic medications.

About CORLUX

Corcept’s first-generation compound, CORLUX, also known as mifepristone, directly blocks the GR-II receptor and the progesterone receptor. Intellectual property protection is in place to protect important methods of use for CORLUX. Corcept retains worldwide rights to its intellectual property related to CORLUX.

About CORT 108297

CORT 108297 is one of several potent, selective antagonists of the GR-II (cortisol) receptor that we have discovered and for which Corcept owns worldwide intellectual property rights. In in vitro binding affinity and functional assays it does not have affinity for the PR (progesterone), ER (estrogen), AR (androgen) or GR-I (mineralocorticoid) receptors.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery and development of drugs for the treatment of severe metabolic and psychiatric disorders. The company has two Phase 3 programs ongoing; CORLUX for the treatment of Cushing’s Syndrome and CORLUX for the treatment of the psychotic features of psychotic depression. Corcept has also developed an extensive intellectual property portfolio that covers the use of GR-II antagonists in the treatment of a wide variety of psychiatric and metabolic disorders, including the prevention of weight gain caused by the use of antipsychotic medication.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept’s clinical development and research programs, the timing of the introduction of CORLUX and future product candidates, including CORT 108297, estimates of the timing of enrollment or completion of our clinical trials and the anticipated results of those trials, the ability to create value from CORLUX or other future product candidates and our estimates regarding our capital requirements, spending plans and needs for additional financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CORCEPT THERAPEUTICS INCORPORATED

CONDENSED BALANCE SHEETS

(in thousands)

	September 30, 2009	December 31, 2008
	(Unaudited)	(Note)
ASSETS:
Current assets:
Cash, cash equivalents and short-term investments	$10,716	$18,309
Other current assets	686	1,270

Total current assets	11,402	19,579

Other assets	218	196

Total assets	$11,620	$19,775

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$892	$1,304
Other current liabilities	1,466	1,558

Total current liabilities	2,358	2,862

Capital lease obligation, long-term portion	—	6

Total stockholders’ equity	9,262	16,907

Total liabilities and stockholders’ equity	$11,620	$19,775

Note: Derived from December 31, 2008 audited financial statements.

CORCEPT THERAPEUTICS INCORPORATED

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Collaboration revenue	$—	$66	$29	$66

Operating expenses:
Research and development*	3,127	3,300	10,653	9,426
General and administrative*	1,543	1,668	4,463	4,312

Total operating expenses	4,670	4,968	15,116	13,738

Loss from operations	(4,670)	(4,902)	(15,087)	(13,672)

Interest and other income, net	4	291	97	747
Other expense	(2)	(954)	(6)	(965)

Net loss	$(4,668)	$(5,565)	$(14,996)	$(13,890)

Basic and diluted net loss per share	$(0.09)	$(0.11)	$(0.30)	$(0.30)

Shares used in computing basic and diluted net loss per share	49,765	48,754	49,764	45,831

* Includes non-cash stock-based compensation of the following:

Research and development	$66	$70	$198	$202
General and administrative	399	328	1,158	1,022

Total non-cash stock-based compensation	$465	$398	$1,356	$1,224